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                                 EXHIBIT 10.8.4

                            FOURTH AMENDMENT TO LEASE

      THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made this 17th day of May, 2000 by and between TA/WESTERN, LLC, a Delaware limited liability company as successor in interest to THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES ("Landlord") and VISUAL NETWORKS, INC., a Delaware corporation ("Tenant").


                              W I T N E S S E T H:

      WHEREAS, The Equitable Life Assurance Society of the United States, Landlord's immediate predecessor in interest, and Tenant entered into that certain Lease dated December 12, 1996, as amended by that certain Lease Amendment dated September 2, 1997 (the "First Amendment"), as further amended by that certain Second Lease Amendment dated February 8, 1999 (the "Second Amendment") and as further amended by that certain Third Lease Amendment dated January 10, 2000 (collectively, the "Lease"), pursuant to which Tenant leased that certain premises in the building located at 2092 Gaither Road, Rockville, Maryland (the "Building"), said leased premises containing approximately Fifty Three Thousand Nine Hundred Forty Five (53,945) rentable square feet and designated as Suites 100, 110, 120, 150, 200 and 220 (the "Original Premises"); and

      WHEREAS, Landlord and Tenant desire to amend the Lease to provide for a renewal option with respect to the Term of the Lease and to amend certain other terms and conditions of the Lease as herein provided.

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

      1. RECITALS. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

      2. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Lease.

      3. NOTICES. The notice addresses for Landlord set forth in Section 30 of the Lease is hereby amended as follows:

            LANDLORD:         TA/Western, LLC
                              c/o McShea & Company, Inc.
                              One Bank Street, Suite 300
                              Gaithersburg, Maryland  20878
                              Attention:  Laurie Craft

            WITH COPY TO:     TA Associates Realty
                              28 State Street
                              Boston, Massachusetts 02109
                              Attention: James P. Knowles

      4. OPTION TO RENEW. Section 49 of the Lease is hereby deleted and the following Section 49 substituted in lieu thereof:


            a. Provided that Tenant is not in default beyond any applicable cure period at the time of Tenant's exercise of the Option, Tenant shall have one (1) five (5) year option to renew this Lease. In the event Tenant exercises the Option pursuant to this Paragraph 4, Tenant must concurrently exercise its right to renew the lease by and between Landlord and Tenant dated as of the date hereof, as the same may hereafter be amended, for the premises located at 2096 Gaither Road, Rockville, Maryland 20850. Tenant shall provide to Landlord on a date which is prior to the date that the option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty five (365) days, a written notice of the exercise of the option to extend the Lease for the additional option term, time being of the essence. Such notice shall be given in accordance with Section 30 of the Lease as modified by Paragraph 3 hereinabove. If notification of the exercise of this Option is not so given and received, the Option granted under this Paragraph 4 shall automatically expire. Base Rent applicable to the Premises for the Option Term shall be equal to the Fair Market Rental, as defined hereinafter. All other terms and conditions of the Lease shall remain the same.


            b. If the Tenant exercises the Option, the Landlord shall determine the Fair Market Rental by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within fifteen


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(15) days after Tenant exercises its Option. Tenant shall have fifteen (15) days
("Tenant's Review Period") after receipt of Landlord's notice of the new base rent within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt to agree upon such Fair Market Rental, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date") then the parties shall each within ten (10) days following the Outside Agreement Date appoint a real estate broker who shall be licensed in the State of Maryland and who specializes in the field of commercial office space leasing in the Rockville, Maryland market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party.
Such two individuals shall each determine within ten (10) days after their appointment such base rent. If such individuals do not agree on Fair Market Rental, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual having the qualifications described above. If the two brokers are unable to agree upon a third broker, the third broker shall be appointed by the President of the Montgomery County Board of Realtors. In the event the Montgomery County Board of Realtors is no longer in existence, the third broker shall be appointed by the President of its successor organization. If no successor organization is in existence, the third broker shall be appointed by the Chief Judge of the Circuit Court of Montgomery County, Maryland. The third individual shall within ten (10) days after his or her appointment make a determination of such Fair Market Rental. The third individual shall determine which of the determinations of the first two individuals is closest to his own and the determination that is closest shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the base rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

            c. The term "Fair Market Rental" shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar office building would accept at arm's length for similar space, giving appropriate consideration to the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space; provided, however, Tenant shall not be entitled to any tenant improvement or refurbishment allowance. The Fair Market Rental may also designate periodic rental increases, a new Base Year and similar economic adjustments. The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the Option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the Option period.

            d. The Option granted to Tenant in this Fourth Amendment, is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any permitted transfer as defined in Section 11 of the Lease. The Option herein granted to Tenant is not assignable separate and apart from this Fourth Amendment, nor may this Option be separated from this Fourth Amendment in any manner, either by reservation or otherwise. If at any time the Option is exercisable by Tenant, the Lease has been assigned, or a sublease exists as to any portion of the Premises, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option

      5. REAFFIRMATION OF TERMS. All other terms, covenants and provisions of the Original Lease are hereby confirmed and ratified and except as modified herein, shall remain unchanged and in full force and effect.

      6. REPRESENTATIONS. Landlord and Tenant each hereby represent and warrant to the other that it (i) is not in default of any of its obligations under the Original Lease and that such Original Lease is valid, binding and enforceable in accordance with its terms, (ii) it has full power and authority to execute and perform this Fourth Amendment, and (iii) it has taken all action necessary to authorize the execution and performance of this Fourth Amendment.

      7. COUNTERPART COPIES. This Fourth Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Fourth Amendment.

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      IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth
Amendment as of the day and year first above written.

                              LANDLORD:

                              TA/Western, LLC, a Delaware limited liability company




                              BY: REALTY ASSOCIATES ADVISORS LLC, A DELAWARE
                                       LIMITED LIABILITY COMPANY, MANAGER





                                     BY: REALTY ASSOCIATES ADVISORS TRUST, A
                                           MASSACHUSETTS BUSINESS TRUST, SOLE


                                                         MEMBER


                                          BY:   /S/   JAMES P. KNOWLES
                                                ------------------------------
                                                      JAMES P. KNOWLES
                                                      REGIONAL DIRECTOR


                              TENANT:

                              VISUAL NETWORKS, INC., a Delaware corporation

                              By:   /s/   PETER J. MINIHANE
                                    ------------------------------------------
                                          Peter J. Minihane
                                          Chief Operating Officer